Exhibit 5.1

Harney Westwood & Riegels 3501 The Center 99 Queen’s Road Central Hong Kong Tel: +852 5806 7800 Fax: +852 5806 7810

26 May 2023

raymond.ng@harneys.com

+852 5806 7883

053431-0008-RLN

Legend Biotech Corporation

2101 Cottontail Lane

Somerset, NJ 08873

United States of America

Dear Sir or Madam

Legend Biotech Corporation (the Company)

We are lawyers qualified to practise in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto, and accompanying prospectus filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act) (the Registration Statement), relating to the proposed resale or other disposition of up to an aggregate of 8,834,742 ordinary shares of the Company presently issued and outstanding (the Shares).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not independently verified.

Based solely upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands, the Shares have been validly allotted, issued and fully paid for and there will be no further obligation of the holder of any of the Shares to make any further payment to the Company in respect of such Shares.

The British Virgin Islands is Harneys Hong Kong office’s main jurisdiction of practice.

Jersey legal services are provided through a referral arrangement with Harneys (Jersey) which is an independently owned and controlled Jersey law firm.

Resident Partners: A Au  |  M Chu  |  I Clark  |  JP Engwirda  |  Y Fan  |  P Kay

MW Kwok  |  IN Mann  |  R Ng  |  ATC Ridgers  |  PJ Sephton

Anguilla | Bermuda | British Virgin Islands | Cayman Islands Cyprus | Hong Kong | Jersey | London | Luxembourg Montevideo | São Paulo | Shanghai | Singapore harneys.com

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. Except as specifically stated herein, we express no opinion as to matters of fact.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Harney Westwood & Riegels
Harney Westwood & Riegels

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SCHEDULE 1

List of Documents and Records Examined

1	The certificate of incorporation of the Company dated 27 May 2015;

2	The third amended and restated memorandum and articles of association of the company as adopted by a special resolution passed on 26 May 2020;

3	The register of members and register of directors of the Company provided to us on 25 May 2023;

Copies of 1-3 above have been provided to us by the Company’s registered office in the Cayman Islands (the Corporate Documents, and together with 4 and 5 below, the Documents).

4

Copies of the minutes of a meeting of the board of directors of the Company dated 19 April 2023 and 1 May 2023, the unanimous written resolutions of the board of directors of the Company dated 26 April 2023 and the written resolutions of the pricing committee of the directors of the Company dated 17 May 2023 (collectively, the Resolutions); and

5	The Registration Statement.

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SCHEDULE 2

Assumptions

1

Authenticity of Documents. Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals. All original Corporate Documents are authentic, all signatures, initials and seals are genuine, all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

2

Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete as at the date of the passing of the Resolutions.

3

No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets.

4	Resolutions. The Resolutions remain in full force and effect, and the Resolutions are an accurate record of the relevant meeting and are factually accurate as to notice and quorum.

5

Unseen Documents. Save for the Corporate Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Registration Statement.

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SCHEDULE 3

Qualifications

1	We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement.

2

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

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